EXHIBIT 10.4
PIONEER NATURAL RESOURCES COMPANY

May 19, 2016
Scott D. Sheffield
Dear Scott:
This letter will set out the understanding between you and Pioneer Natural Resources Company (the “Company) in connection with your transition from the role of Chairman of the Board and Chief Executive Officer (“CEO”) of the Company to Executive Chairman.
At a meeting held on May 19, 2016, the Board of Directors of the Company (the “Board”) approved your transition to the newly created position of Executive Chairman of the Board, to be effective December 31, 2016 (the “Transition Date”), on which date you would no longer serve as CEO. It is currently contemplated by you and the Company that you will serve in the position of Executive Chairman from the Transition Date until December 31, 2017, at which time you will retire as an officer and employee of the Company (but continue to serve as a non-employee director). In that connection, the Compensation and Management Development Committee of the Board has approved the following compensation arrangements for you, effective as of the Transition Date (subject to the Company’s payroll practices maintained for all officers of the Company):

•	your base salary will remain at the same level as in effect immediately prior to the Transition Date;

•	you will receive a bonus opportunity (as a percentage of your base salary) for 2017 (payable in 2018) at the same percentage as was in effect immediately prior to the Transition Date;

•	the Committee expects that it will not approve the grant to you of a long-term incentive plan award in respect of any period that you are serving as Executive Chairman but not CEO; and

•	upon your retirement as an officer and employee of the Company, your compensation shall transition to that of a nonemployee director, as determined by the Board.

You would be an employee and officer of the Company (but not the principal executive officer if a new CEO is elected) for all purposes throughout the period that you serve as Executive Chairman, including, without limitation, for purposes of any long-term incentive plan awards granted to you, your Severance Agreement and your Change in Control Agreement, and all such agreements shall continue in full force and effect in accordance with their terms; provided that you agree that the above compensation arrangements, and your transition to serving solely as Executive Chairman, in and of themselves, do not give rise to a right on your part to terminate your employment with the Company and its subsidiaries for Good Reason for purposes of your Severance Agreement.
You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason, nor shall this letter limit your right to resign from the Board at any time or limit the rights of the stockholders of the Company.
If you agree that the foregoing properly sets forth our understanding, please sign both copies of this letter and return one executed copy to me, keeping the other for your records.
Executed as of the date first above.

PIONEER NATURAL RESOURCES COMPANY

By:    /s/ Mark H. Kleinman
Mark H. Kleinman
Senior Vice President and General Counsel

Agreed and Accepted

/s/ Scott D. Sheffield

Scott D. Sheffield

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